          As filed with the Securities and Exchange Commission on June 21, 2002

                                                     Registration No. 333-85490

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                               AMENDMENT NO. 2 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                  -------------

                              NEOWARE SYSTEMS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                          23-2705700
-------------------------------                          -------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406
                                 (610) 277-8300
                -------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  -------------

                                Vincent T. Dolan
                    Vice President-Finance and Administration
                              Neoware Systems, Inc.
                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406
                                 (610) 277-8300
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -------------

                                    Copy to:

                             NANCY D. WEISBERG, ESQ.
                           MCCAUSLAND, KEEN & BUCKMAN
                                  Radnor Court
                    259 North Radnor-Chester Road, Suite 160
                         Radnor, Pennsylvania 19087-5283
                                 (610) 341-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /___/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /___/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

                                 -------------

                   SUBJECT TO COMPLETION, DATED JUNE 21, 2002

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                                 --------------

                              NEOWARE SYSTEMS, INC.

                                 --------------

                        2,678,822 Shares of Common Stock


         This prospectus relates to the offering of 2,678,822 shares of our common stock by the selling stockholders identified on page 10. The stockholders may sell these shares from time to time:

                  -   on the Nasdaq SmallCap Market;

                  - on any exchange or market on which the Common Stock may be traded or

                  - in private sales at prices related to the prevailing market prices or at negotiated or fixed prices.

         We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NWRE." On June 20, 2002, the last reported sale price was $9.95 per share.

         Investment in the shares offered under this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 2.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is _______, 2002.

                                TABLE OF CONTENTS

                                                                      PAGE
        Our Company.................................................   2
        Risk Factors................................................   2

        Forward-Looking Statements..................................   9
        Use of Proceeds.............................................  10
        Selling Stockholders........................................  10
        Plan of Distribution........................................  16

        Where You Can Find More Information.........................  18
        Legal Matters...............................................  19
        Experts.....................................................  19


                                   OUR COMPANY

         We provide software, services and solutions to enable Appliance Computing, a new Internet-based computing architecture that is designed to be simpler and easier than traditional PC-based computing. We target our sales to business customers. Our software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices. Our ThinSTAR, Capio and Eon products are thin client computing appliances, which are cost-effective alternatives to personal computers used by businesses, and powerful replacements for green-screen terminals. Our computing appliances can be used in conjunction with Citrix MetaFrame or Microsoft Terminal Services to allow users to run Windows-based applications from a server, plus connect to mainframes, midrange systems and the Internet. Unlike personal computers, thin client appliances that are powered by Neoware's software can be centrally managed and remotely configured, which greatly simplifies administration. For these reasons, thin client appliances can save a user up to 80 percent of the total cost of ownership of networked personal computers, resulting in significant cost savings for enterprise customers.

         Our offices are located at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 277-8300.

                                  RISK FACTORS

         In addition to the other information in this Prospectus and in the documents we filed with the Commission that are incorporated in this Prospectus, you should consider the following factors in evaluating Neoware before purchasing the shares of our common stock.

We may not be able to successfully integrate the acquisitions we have completed and alliance we have entered into as part of our growth strategy, which may materially adversely affect our growth and our operating results.

         We have made three acquisitions and entered into an alliance with IBM to be the preferred provider of thin client appliance products to IBM and its customers within the last year. We have not yet fully integrated these businesses or fully implemented the alliance. There is no assurance that we will successfully integrate these acquisitions into our business or successfully implement the alliance. In addition, we may be unable to retain key employees or key business relationships of the acquired businesses and integration of the businesses may divert the attention and resources of our management. We cannot assure you that we will achieve anticipated revenue and earnings growth as a result of these transactions. Our failure to successfully integrate the acquired businesses into our operations or successfully implement the alliance could have a material adverse effect upon our business, operating results and financial condition. Even if the acquisitions and alliance are successfully integrated, we may not receive the expected benefits of the transactions. Managing acquisition and alliances requires management resources, which may divert our attention from other business operations. As a result, the effects of any completed or future transactions on financial results may differ from our expectations.

Although we have generated an operating profit in the past five reported quarters, we have a history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

         Although we have generated an operating profit in the last five reported quarters, we have incurred net losses in the past and have an accumulated deficit of $6.8 million as of March 31, 2002. We expect to continue to incur significant operating expenses. Our operating expenses increased during the three and nine months ended March 31, 2002 reflecting the hiring of additional key personnel as we continue to implement our growth strategy, including the additional personnel we hired in the three-month period ended March 31, 2002 in connection with our alliance with IBM and our acquisition of the ThinSTAR product line from Network Computing Devices, Inc. As a result, we will need to generate significant revenues to maintain profitability. If we do not maintain profitability, the market price for our common stock may decline.

         Our financial resources may not be enough for our capital and corporate development needs, and we may not be able to obtain additional financing. A failure to derive significant revenues would likely cause us to incur losses and negatively impact the price of our common stock.

Our ability to accurately forecast our quarterly sales is limited, although our costs are relatively fixed in the short term and we expect our business to be affected by rapid technological change, which may adversely affect our quarterly operating results.

         Because of the new and rapidly evolving market for our software and embedded Windows and Linux-based computing appliances, our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenues that we will recognize. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenues in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid losses. As a result, our quarterly operating results could fluctuate.

There are factors that may affect the market acceptance of our products, some of which are beyond our control, including the following:

o    the growth and changing requirements of the computing appliance market;

o the quality, price, performance and total cost of ownership of our products;

o the availability, price, quality and performance of competing products and technologies; and

o the successful development of our relationships with software providers, original equipment manufacturers and existing and potential channel partners.

     We may not succeed in developing and marketing our software and computing appliance products and our operating results may decline as a result.

Our gross margins can vary significantly, based upon a variety of factors. If we are unable to sustain adequate gross margins we may be unable to reduce operating expenses in the short term, resulting in losses.

         Our gross margins can vary significantly from quarter to quarter depending on average selling prices, fixed costs in relation to revenue levels and the mix of our business, including the percentage of revenues derived from hardware, software and consulting services. The gross profit margin also varies in response to competitive market conditions as well as periodic fluctuations in the cost of memory and other significant components. The market in which we compete remains very competitive, and although we intend to continue our efforts to reduce the cost of our products, there can be no certainty that we will not be required to reduce prices of our products without compensating reductions in the cost to produce our products in order to increase our market share or to meet competitors' price reductions.

Our business is dependent on customer adoption of Windows and Linux-based computing appliances to perform discrete tasks for corporate and Internet-based computer networks and a decrease in their rates of adoption could adversely affect our ability to increase our revenues.

         We are dependent on the growing use of computing appliances to perform discrete tasks for corporate and Internet-based networks to increase our revenues. If the role of computing appliances does not increase as we anticipate, or if it in any way decreases, our revenues would not materialize. If corporate information technology organizations do not accept Windows or Linux-based embedded operating systems, or if there is a wide acceptance of alternative operating systems that provide enhanced capabilities, our operating results could be harmed.

         The computing appliance market in which we compete is new and unpredictable, and if this market does not develop and expand as we anticipate, our revenues may not grow.

Because some of our products use embedded versions of Microsoft Windows as their operating system, an inability to license these operating systems on favorable terms could impair our ability to introduce new products and maintain market share.

         We may not be able to introduce new products on a timely basis because some of our products use embedded versions of Microsoft Windows as their operating system. Microsoft Corporation provides Windows to us, and we do not have access to the source code for Windows. If Microsoft fails to continue to enhance and develop its embedded operating systems, or if we are unable to license these operating systems on favorable terms, our operations may suffer.

Because some of our products use Linux as their operating system, the failure of Linux developers to enhance and develop the Linux kernel could impair our ability to release new products and maintain market share.

         We may not be able to release new products on a timely basis because some of our products use Linux as their operating system. The heart of Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. To date, we have optimized our Linux-based operating system based on a version of Red Hat Linux. If we were unable to access Red Hat Linux, we would be required to spend additional time to obtain a tested, recognized version of the Linux kernel from another source or develop our own operating system internally. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and might delay our product release schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications for use with our products.

Because we depend on sole source, limited source and foreign source suppliers for key components, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.

         We depend upon single source suppliers for some of our computing appliance products and for several of the components in them. We also depend on limited sources to supply several other industry standard components. We also rely on foreign suppliers which subject us to risks associated with foreign operations such as the imposition of unfavorable governmental controls or other trade restrictions, changes in tariffs and political instability.

         We have in the past experienced and may in the future experience shortages of, or difficulties in acquiring, these components. A significant portion of our revenues is derived from the sale of computing appliances that are bundled with our software. These computing appliances are produced for us by third parties. If we experience shortages of these products, or of their components, we may not be able to deliver our products to our customers, and our revenues would decline.

Because we rely on channel partners to sell our products, our revenues could be negatively impacted if our existing channel partners do not continue to purchase products from us.

         We cannot be certain that we will be able to attract channel partners that market our products effectively or provide timely and cost-effective customer support and service. None of our current channel partners is obligated to continue selling our products nor to sell our new products. We cannot be certain that any channel partner will continue to represent our products or that our channel partners will devote a sufficient amount of effort and resources to selling our products in their territories. We need to expand our direct and indirect sales channels, and if we fail to do so, our growth could be limited.

         As a result of our acquisition of the ThinSTAR product line from NCD, we rely on NCD for the distribution of our ThinSTAR products in Europe. If NCD were to discontinue sales of our products or reduce its sales efforts, it could adversely affect our operating results. In addition, there can be no assurance as to NCD's continued viability and financial condition.

We may not be able to effectively compete against other providers as a result of their greater financial resources and brand awareness.

         In the market for computing appliances, we face significant competition from larger companies which have greater financial resources and name recognition than we do. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

         Our future competitive performance depends on a number of factors, including our ability to:

         o continually develop and introduce new products and services with better prices and performance than offered by our competitors;

         o offer a wide range of products; and

         o offer high-quality products and services.

         If we are unable to offer products and services that compete successfully with the products and services offered by our competitors, our business and our operating results would be harmed. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our costs, our business and operating results would be harmed.

Computing appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

         The computing appliance market is characterized by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

We may not be able to preserve the value of our products' intellectual property because we do not have any patents and other vendors could challenge our other intellectual property rights.

         Our products will be differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products, which would harm our operating results.

We may not be able to attract software developers to bundle their products with our computing appliances.

         Our computing appliances include our own software, plus software from other companies for specific vertical markets. If we are unable to attract software developers, and are unable to include their software in our products, we may not be able to offer our computing appliances for certain important target markets, and our financial results will suffer.

In order to continue to grow our revenues, we may need to hire additional personnel, including software engineers.

         In order to continue to develop and market our line of computing appliances, we may need to hire additional software engineers as well as marketing and sales personnel. Competition for employees with these skills is significant and we may experience difficulty in attracting suitably qualified people.

         Future growth that we may experience will place a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we may be required to:

         o improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

         o hire, train and manage additional qualified personnel; and

         o establish relationships with additional suppliers and partners while maintaining our existing relationships.

We rely on the services of certain key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

         Our products and technologies are complex and we are substantially dependent upon the continued service of our existing personnel. The loss of any of our key employees could adversely affect our business and profits and slow our product development processes.

Errors in our products could harm our business and our operating results.

         Because our software and computing appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

         o the loss of or delay in market acceptance and sales of our products;

         o     diversion of development resources;

         o     injury to our reputation; or

         o     increased maintenance and warranty costs.

         These problems could harm our business and future operating results. Occasionally, we have warranted that our products will operate in accordance with specified customer requirements. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

         Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

Our IT services operations, which we acquired from ACTIV-e Solutions, would suffer and we could lose our customers or fail to attract new customers if we are unable to attract and retain qualified personnel.

         Our IT services business is labor-intensive, and our success depends in large part upon our ability to attract, develop, motivate and retain highly skilled personnel. Some of these individuals are in great demand and are likely to remain a limited resource for the foreseeable future. We may not be able to engage the services of such personnel or retain our current personnel. If we do not succeed in attracting new, qualified personnel or successfully retaining our current personnel, our IT services business will suffer.

If our contracts with Citrix and other vendors of hardware components and software applications and hardware were terminated, our IT services business would be materially adversely affected.

         We depend on third-party suppliers to provide us with key hardware components and software applications in connection with our IT services business. If such contracts and relationships were terminated, our IT revenues would be negatively affected.

Our use of Arthur Andersen LLP as our independent auditor may pose risks to us and limit your ability to seek potential recoveries from them related to their work.

         Our consolidated financial statements as of and for each of the three years in the period ended June 30, 2001 were audited by Arthur Andersen LLP. On March 14, 2002, Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, a jury convicted Andersen on these charges. While our audit committee and board of directors have no reason to question the quality or integrity of the audit and other assurance services previously provided to us by Andersen, some investors, including significant funds and institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Andersen.

         Additionally, SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. Andersen has indicated to us that it will be unable to provide a consent to us related to our inclusion in any future SEC filings of its report on our consolidated financial statements as of and for each of the three years in the period ended June 30, 2001. Andersen also will be unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. Notwithstanding this relief, the inability of Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen may be limited significantly both in the absence of a consent and the diminished amount of assets of Andersen that are or may in the future by available for claims.

                           FORWARD-LOOKING STATEMENTS

         Various statements, under the captions "Our Company," "Risk Factors" and elsewhere, in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding future revenues and profitability, increased sales, our competitive position, and the cost benefits and other advantages of our products. These forward-looking statements involve risks and uncertainties. The factors contained in "Risk Factors" and set forth elsewhere in this prospectus could cause actual results to differ materially from those predicted in any such forward-looking statement. Factors that could affect our actual results include our ability to lower our costs, customers' acceptance of our software and computing appliance products, our ability to successfully integrate the businesses we acquired, our timely development and customers' acceptance of our products, our ability to identify and consummate future acquisitions, pricing pressures, rapid technological changes in the industry, growth of the computing appliance market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any sales of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         We previously issued the shares of our common stock or shares issuable upon exercise of warrants exercisable for shares of our common stock offered by this prospectus in private transactions: (1) to accredited investors and a placement agent in a private placement transaction in May 2002; (2) to International Business Machines Corporation ("IBM") in January 2002 in connection with an alliance we entered into with IBM under which we supply software and thin client appliances to IBM and its customers and we licensed IBM technology to develop next generation thin client appliance software products;
(3) to Telcom Assistance Center Corporation, a/k/a ACTIV-e Solutions ("TACC"), in December 2001 in connection with our acquisition of substantially all of the assets and certain liabilities of TACC; and (4) to GKN Securities Corp. and its affiliates in June 2001 in consideration for consulting services provided to us by GKN Securities Corp. relating to an acquisition we consummated in June 2001. TACC has transferred 444,498 of its shares to holders of its preferred stock and to a consultant which provided services to TACC.

         We provided each of the selling stockholders with registration rights with respect to the acquired shares. We are registering the shares of our common stock covered by this prospectus to fulfill our obligations under those registration rights.

         The following table presents information with respect to beneficial ownership of our common stock as of May 23, 2002, and as adjusted to reflect the sale of the shares, by the selling stockholders. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to the shares listed. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees, transferees or other successors-in-interest to the selling stockholders. Unless otherwise indicated, the selling stockholders have not held any position, office or other material relationship with Neoware or any of its affiliates within the past three years other than as a result of the transactions that resulted in the ownership of the shares of our common stock.

         The shares may be offered from time-to-time by the selling stockholders named below. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares that the selling stockholders will sell in this offering or the number or percentage of shares of common stock that each selling stockholder will own upon completion of the offering. Both the number of shares listed as being offered by the selling stockholders and the percentages of share ownership after the offering are based on the assumptions that all the shares being offered are sold in this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the consummation of this offering.

                                          Number of Shares
                                          Beneficially Owned         Number of                Number of Shares
Selling                                   Prior to the               Shares Being             Beneficially Owned After
Stockholders                              Offering                   Offered                  the Offering
------------                              -------------------        ------------             ------------------------
International Business
Machines Corporation                           375,000                375,000                    -0-

Telcom Assistance
Center Corporation                             125,229(3)             125,229(3)                 -0-

Mentor Special Situation
Fund L.P.(1)                                   148,315                148,315                    -0-

Albert J. Charpentier                           94,383                 94,383                    -0-

George Kenneth Macrae                           53,933                 53,933                    -0-

Anthony J. DePaul(2)                            53,933                 53,933                    -0-

Alan Wayne Tamarelli                            26,967                 26,967                    -0-

William Dunkelberg                              30,667                 26,967                 3,700(9)

Commonwealth Associates,
L.P.(3)                                         40,000                 40,000                    -0-

Aberdeen Strategic Capital LP(4)                33,333                 33,333                    -0-

Atlas Capital Master Fund, L.P.(5)              70,000                 70,000                    -0-

Gregory J. Berlacher(6)                         50,000(7)              50,000(7)                 -0-

California Bank & Trust,                        30,000                 30,000                    -0-
Agent for Jonathan Andron
   Roth IRA



Castle Creek Technology                         75,000                 75,000                    -0-
   Partners, LLC(6)(8)

Amir L. Ecker                                   30,500                 20,000                10,500(9)

EDJ Limited(10)                                 40,000                 40,000                    -0-

Europa International, Inc.(11)                 100,000                100,000                    -0-

Keith Fretz                                      2,000                  2,000                    -0-

Frorer Partners, L.P.(12)                       30,000                 30,000                    -0-

Hathaway Partners Investment                    24,500                 20,000                 4,500(9)
   Limited Partnership(13)

Insignia Partners, L.P.(14)                      7,667                  7,667                    -0-

Richard Johnson                                  2,000                  2,000                    -0-

Lancaster Investment                           100,000                100,000                    -0-
   Partners, L.P.(15)

John S. Lemak                                   16,000                 16,000                    -0-

Bailey A. Lemak UGMA/TX                          3,500                  3,500                    -0-
John S. Lemak, Custodian

John S. Lemak, Jr. UGMA/TX                       3,500                  3,500                    -0-
John S. Lemak Custodian

Eleanor J. Lemak UGMA/TX                         3,500                  3,500                    -0-
John S. Lemak Custodian

Lacey E. Lemak UGMA/TX                           3,500                  3,500                    -0-
John S. Lemak Custodian

MH Capital Partners, L.P.(16)                   25,000                 25,000                    -0-

Oberweis Emerging Growth                       200,000(17)            120,000                80,000(9)(17)
   Portfolio(6)(17)

Pequot Navigator                                30,000                 30,000                    -0-
   Offshore Fund, Inc.(18)



Pequot Scout Fund, L.P.(18)                     70,000                 70,000                    -0-

The Pinnacle Fund, L.P.(19)                    400,000                400,000                    -0-

Porter Partners, L.P.(20)                       40,000                 40,000                    -0-

Proximity Fund L.P.(21)                         25,000                 25,000                    -0-

Proximity International Ltd.(21)                 5,000                  5,000                    -0-

Selwyn Partners, L.P.(22)                       66,000                 50,000                16,000(9)

Southwell Partners, L.P.(23)                    80,000                 80,000                    -0-

TCMP3 Partners, L.P.(24)                        15,000                 15,000                    -0-

The WPG Tudor Fund(6)(25)                      100,000                100,000                    -0-

Wardenclyffe Micro-Cap                          13,000                 13,000                    -0-
   Fund, LP(26)

Michael Weiss                                   31,000                 25,000                 6,000(9)

Westpark Capital, L.P.(27)                      40,000                 40,000                    -0-

Emerging Growth Equities, Ltd.(28)              48,000(28)             48,000(28)                -0-

GKN Securities Corp.                            40,896(29)             40,896(29)                -0-

Robert Gladstone                                14,636(29)             14,636(29)                -0-

David Nussbaum                                  33,911(30)             28,411(30)             5,500(9)

Graubard Miller                                  2,152(29)              2,152(29)                -0-

---------------------

     (1) Edward F. Sager, Jr. and George Stasen are the partners of a general partnership which is the general partner of Mentor Special Situation Fund L.P. and consequently have voting and investment power over the shares held by Mentor.
     (2) Mr. DePaul has served as our Executive Vice President since December 4, 2001.
     (3) Michael S. Falk has voting and investment power over the shares held by Commonwealth Associates, L.P. As a broker-dealer, the selling stockholder purchased the shares being registered hereby in the ordinary course of business in consideration for consulting services provided to TACC, and, at the time of purchase, had no agreements, either directly or indirectly, with any person to distribute such shares, other than agreements to distribute a portion of such shares to its employees and partners, none of whom had any agreements, either directly or indirectly, with any person to distribute such shares. TACC's board of directors has passed a resolution authorizing the transfer of an additional 36,953 shares to Commonwealth in consideration of consulting services provided to TACC.

     (4) Andra A. Boliker is the Managing Partner of Aberdeen Strategic Capital LP and consequently has voting and investment power over the shares held by Aberdeen.
     (5) Atlas Capital Management is the general partner of Atlas Capital Master Fund, L.P. and consequently has voting and investment control over the shares held by Atlas. Robert Alpert is the President of Atlas Capital Management.
     (6) As an affiliate of a broker-dealer, the selling stockholder purchased the shares being registered hereby in the ordinary course of business and, at the time of the purchase, had no agreements, either directly or indirectly, with any person to distribute such shares.
     (7) Includes 48,000 shares issuable upon exercise of a warrant held by Emerging Growth Equities, Ltd., of which Mr. Berlacher is Chief Executive Officer.
     (8) Castle Creek Partners, LLC is the investment manager of Castle Creek Technology Partners, LLC and may exercise voting and dispositive power over the shares held by Castle Creek
              Technology Partners, LLC. Daniel Asher is the managing member of Castle Creek Partners, LLC. Castle Creek Partners, LLC and Daniel Asher disclaim beneficial ownership of the shares owned by Castle Creek Technology Partners, LLC.
     (9)      Less than 1%.
     (10) Jeffrey H. Porter is the general partner and trading advisor of EDJ Limited and consequently has voting and investment power over the shares held by EDJ Limited.
     (11) Knoll Capital Management is the investment advisor of Europa International, Inc. and consequently has voting and investment power over the shares held by Europa International, Inc. Fred Knoll is President of Knoll Capital Management.
     (12) Peter Frorer is the general partner of Frorer Partners, L.P. and consequently has voting and investment power over the shares held by Frorer Partners, L.P.
     (13) Hathaway Partners, Inc. is the general partner of Hathaway Partners Investment Limited Partnership and consequently has voting and investment power over the shares held by Hathaway Partners Investment Limited Partnership.
     (14) Bruce Terker is the President of the general partner of Insignia Partners, L.P. and consequently has voting and investment power over the shares held by Insignia Partners, L.P.
     (15) Robert Berlacher is the president of the general partner of Lancaster Investment Partners, L.P. and consequently has voting and investment power over the shares held by Lancaster Investment Partners, L.P.
     (16) Daniel K. Weiskopf III is the general partner of MH Capital Partners, L.P. and consequently has voting and investment power over the shares held by MH Capital Partners, L.P.
     (17)     James W. Oberweis is Senior Vice President of Oberweis
              Emerging Growth Portfolio and consequently has voting and investment power over the shares held by Oberweis Emerging
              Growth Portfolio. Includes 80,000 shares held by Oberweis Micro-Cap Fund, a fund affiliated with Oberweis Emerging
              Growth Portfolio.

     (18) Pequot Capital Management, Inc. is the investment advisor of Pequot Navigator Offshore Fund, Inc. and Pequot Scout
              Fund, L.P. and consequently has voting and investment power over the shares held by such funds.
     (19) Barry M. Kitt is the general partner of The Pinnacle Fund, L.P. and consequently has voting and investment power over the shares held by The Pinnacle Fund, L.P.
     (20) Jeffrey H. Porter is the general partner of Porter Partners, L.P. and consequently has voting and investment power over the shares held by Porter Partners, L.P.
     (21) Geoff Crosby is the general partner of Proximity Fund L.P. and Proximity International Ltd and consequently has voting and investment power over the shares held by such funds.
     (22) Victor Dandridge is the general partner of Selwyn Partners, L.P. and consequently has voting and investment power over the shares held by Selwyn Partners, L.P.
     (23) Wilson Jaeggli is the general partner of Southwell Partners, L.P. and consequently has voting and investment power over the shares held by Southwell Partners, L.P.
     (24) Titan Capital Management is the general partner of TCMP3 Partners, L.P. and consequently has voting and investment power over the shares held by TCMP3 Partners, L.P. Walter Schenker is the principal of Titan Capital Management.
     (25)     Walter Prendergast is the managing director of The WPG Tudor
              Fund and consequently has voting and investment power over the shares held by The WPG Tudor Fund.
     (26)     Wardenclyffe LLP is the general partner of Wardenclyffe
              Micro-Cap Fund, L.P. and consequently has voting and investment power over the shares held by Wardenclyffe
              Micro-Cap Fund, L.P.
     (27) Patrick J. Brosnahan is the general partner of Westpark Capital, L.P. and consequently has voting and investment power over the shares held by Westpartk Capital, L.P.
     (28) Reflects shares issuable upon the exercise of warrants granted in consideration of placement agent services. The warrants are exercisable until May 21, 2005 at an exercise price of $9.375 per share.
     (29) Reflects shares issuable upon the exercise of warrants exercisable until June 28, 2004 at an exercise price of $2.20 per share.
     (30) Includes 28,411 shares issuable upon the exercise of warrants until June 28, 2004 at an exercise price of $2.20 per share.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

                  We are registering the shares of common stock on behalf of selling stockholders. Sales of shares may be made by the selling stockholders, including their permitted donees, transferees, pledgees or other successors-in-interest, from time to time on the Nasdaq SmallCap Market, any securities exchange upon which our shares may trade in the future, in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
     - ordinary brokerage transactions and transactions in which the broker solicits purchases;
     -   through options, swaps or derivatives;
     -   in privately negotiated transactions;
     -   in making short sales or in transactions to cover short sales; and
     -   put or call option transactions relating to the shares.

         The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

         The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling stockholders, and each of the selling stockholders has agreed to indemnify us, against specific liabilities in connection with the offering of the shares, including liabilities under the Securities Act.

         The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     - the name of the selling stockholders and of the participating broker-dealer(s);
     -   the number of shares involved;
     -   the initial price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -   other facts material to the transactions.

         In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No. 333-85490) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No.000-21240). We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

                  1. Our annual report on Form 10-K for the fiscal year ended June 30, 2001.

                  2. Our quarterly reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001, and March 31, 2002.

                  3. Our current reports on Form 8-K filed since July 1, 2001 (our fiscal year-end) dated January 8, 2002, January 29, 2002, February 19, 2002, April 2, 2002,
                           April 9, 2002, May 30, 2002, June 3, 2002, and June
                           20, 2002.

                  4. Our registration statement on Form 8-A, relating to our common stock, effective under Section 12(g) of the Securities Exchange Act of 1934 on February 12, 1993.

         You may request orally or in writing a copy of any or all of these filings at no cost. However, we will not provide exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vincent T. Dolan, Vice President-Finance and Administration, 400 Feheley Drive, King of Prussia, Pennsylvania 19044 (610) 277-8300.

To the extent information in any document which is filed after the date of this prospectus supercedes or amends any information included in or incorporated by reference in this prospectus, you should only rely on the information as so superceded or amended.

                                  LEGAL MATTERS

         The legality of the shares offered by this prospectus has been passed upon for us by McCausland, Keen & Buckman, Radnor, Pennsylvania

                                     EXPERTS

         Neoware Systems, Inc.'s consolidated financial statements as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001, incorporated by reference in this prospectus and in the registration statement from the Annual Report on Form 10-K of Neoware Systems, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

         Telcom Assistance Center Corporation's financial statements as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, incorporated by reference in this prospectus and in the registration statement from the Form 8-K/A dated February 19, 2002 of Neoware Systems, Inc., have been audited by Goldenberg Rosenthal, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

         The statement of revenues and expenses of the ThinStar Product Line of Network Computing Devices, Inc. for the years ended December 31, 2001 and 2000, incorporated by reference in this prospectus and in the registration statement from the Form 8-K/A dated June 3, 2002, as amended by Form 8-K/A (Amendment No.
2) dated June 20, 2002, of Neoware Systems, Inc., have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm in experts in giving said reports.

                                        NEOWARE SYSTEMS, INC.


                                        2,678,822 Shares of Common Stock





                                        ----------------------------

                                                 PROSPECTUS

                                        ----------------------------















                                        June __, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

         Registration Fee ....................................... $ 2,278.00*
         Printing and Engraving..................................   2,000.00
         Accounting Fees.........................................   5,000.00
         Legal Fees..............................................  15,000.00
         Miscellaneous...........................................   2,000.00
                                                                  ----------

                  Total.........................................  $26,278.00
         ----------------
         *  Actual

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except the indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         The Company's certificate of incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Company to the full extent authorized or permitted by Delaware law. The certificate also provides that the Company may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements) and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

ITEM 16.  EXHIBITS.

         4. Common Stock Purchase Warrants held by GKN Securities Corp. and three related persons. (1)

         5.*      Opinion of McCausland, Keen & Buckman.

         23.1*    Consent of McCausland, Keen & Buckman (included in Exhibit 5)

         23.2*    Consent of Goldenberg Rosenthal, LLP

         23.4*    Consent of BDO Seidman, LLP

         24.*     Power of Attorney

         99.1* Securities Purchase Agreement dated May 22, 2002 among the Registrant and the persons listed as Purchasers therein.

         99.2* Registration Rights Agreement dated May 22, 2002 among the Registrant, Emerging Growth Equities, Ltd. and the investors named therein.

         99.3* Warrant to purchase 48,000 shares of Common Stock dated May 22, 2002 in favor of Emerging Growth Equities, Ltd.
------
*        Previously filed.

(1) Filed as Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 2001 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

I.        Rule 415 Offering.  The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II.      Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III.     Acceleration of Effectiveness - Indemnification Undertaking.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Pennsylvania, on June 21, 2002.

                            NEOWARE SYSTEMS, INC.

                            By: /S/  Michael Kantrowitz
                                   ---------------------------------------------
                                   Michael Kantrowitz
                                   Director, President
                                   and Chief Executive Officer


                            By: /S/  Vincent T. Dolan
                                   --------------------------------------------
                                   Vincent T. Dolan
                                   Vice President-Finance and Administration
                                   (Principal Financial Officer and Principal
                                   Accounting Officer)


Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 2 to Registration No. 333-85490 has been signed by the following persons in the capacities indicated.

/S/MICHAEL KANTROWITZ*                                  Date:  June 21, 2002
----------------------------------------
 Michael Kantrowitz, Director,
 President and Chief Executive Officer


/S/ W. ARTHUR R. SPECTOR*                               Date:  June 21, 2002
----------------------------------------
 Arthur R. Spector, Director


/S/ JOHN M. RYAN*                                       Date:  June 21, 2002
----------------------------------------
 John M. Ryan, Director


/S/ CARL G. SEMPIER*                                    Date:  June 21, 2002
----------------------------------------
 Carl G. Sempier, Director


/S/ CHRISTOPHER G. MCCANN*                              Date:  June 21, 2002
----------------------------------------
 Christopher G. McCann, Director

         *Vincent T. Dolan, by signing his name hereto, does sign this Amendment No. 2 on behalf of the indicated directors of the Registrant, pursuant to powers of attorney executed by each of such directors and filed with the Securities and Exchange Commission, on the date indicated.


/S/ VINCENT T. DOLAN                                    Date: June 21, 2002
-----------------------------------
Vincent T. Dolan, Attorney-in-Fact